Exhibit 5.1
January 8, 2007
AvalonBay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, VA 22314
     Re: Securities Being Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-___) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by AvalonBay Communities, Inc., a Maryland corporation (the “Company”) of an indeterminate number or amount of debt securities (“Debt Securities”), shares of preferred stock, par value $.01 per share (“Preferred Stock”), and shares of common stock, par value $.01 per share (“Common Stock”), or any combination of Debt Securities, Preferred Stock and Common Stock (collectively, the “Securities”), having an indeterminate maximum aggregate public offering price. The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.
     The opinions expressed below are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.
     The opinions expressed below are limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).
     Based on the foregoing, we are of the opinion that (i) when the Securities are specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolution”), (ii) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution and (iii) upon the issuance of the Securities as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Securities will be legally issued, fully paid and nonassessable.
     This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP